Form 10-K
Year Ended 12/31/01
Exhibit 21

SUBSIDIARIES OF R. R. DONNELLEY & SONS COMPANY
(As of February 22, 2002)

Subsidiaries of R. R. Donnelley & Sons Company	Place of Incorporation
Freight Systems, Inc.	California
Caslon Incorporated	Delaware
CTC Direct, Inc.	Delaware
Donnelley Caribbean Graphics, Inc.	Delaware
Haddon Craftsmen, Inc.	Delaware
HCI Holdings, Inc.	Delaware
Mobium Corporation	Delaware
Pan Associates, L. P.	Delaware
RRD Dutch Holdco, Inc.	Delaware
R. R. Donnelley (Chile) Holdings, Inc.	Delaware
R. R. Donnelley (Santiago) Holdings, Inc.	Delaware
R. R. Donnelley Far East Limited	Delaware
R. R. Donnelley Mendota, Inc.	Delaware
R. R. Donnelley Printing Company	Delaware
R. R. Donnelley Printing Company, L. P.	Delaware
R. R. Donnelley (Europe) Limited	Delaware
M/B Companies, Inc.	Iowa
R. R. Donnelley Receivables, Inc.	Nevada
R. R. Donnelley Seymour, Inc.	New Jersey
R. R. Donnelley Norwest Inc.	Oregon
Heritage Preservation Corporation	South Carolina
Omega Studios-Southwest, Inc.	Texas
Iridio, Inc.	Washington
Donnelley Cochrane Argentina S. A.	Argentina
Donnelley Cochrane Editora y Grafica Limitada	Brazil
Editorial Lord Cochrane, S. A.	Chile
Sociedad Productora de Directorios S. A.	Chile
Sociedad Inversiones Internacionales Limitada	Chile
R. R. Donnelley (Chile) Holdings, Inc. y Compania	Chile
R. R. Donnelley (Santiago) Holdings, Inc. y Compania	Chile
Shenzhen Donnelley Bright Sun Printing Co.	Republic of China
Laboratorio Lito Color S. A. de C. V.	Mexico
R. R. Donnelley (Mexico) S. A. de C. V.	Mexico
Impresora Donneco Internacional, S. A de C. V.	Mexico
R. R. Donnelley Holdings B. V.	The Netherlands

R. R. Donnelley Europe, Sp. zo. o.	Poland
R. R. Donnelley Poland, Sp. zo. o.	Poland
Donnelley Holdings, Limited	United Kingdom
Donnelley Satellite Services Limited	United Kingdom
R. R. Donnelley U. K. Directory Limited	United Kingdom
R. R. Donnelley (U. K.) Limited	United Kingdom
R. R. Donnelley Limited	United Kingdom

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